Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact for SFX

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX GEARS UP FOR EXPANDED TECHNOLOGY OFFERINGS

Arc90, Fame House, Tunezy Agree to Join SFX Technology Platform Division

NEW YORK — (October 24, 2013) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused exclusively on electronic music culture (EMC), announced today important developments in the expansion of its technology platform offerings, building on its acquisition of Beatport earlier this year.

In separate moves, SFX signed an agreement to purchase Arc90, a product design and development agency;acquired Fame House, a leading digital marketing agency specializing in the music and entertainment industry;andsigned an agreement to purchaseTunezy, a commerce platform for entertainment that connects content creators to their fans.

“Arc90, Fame House and Tunezy are leaders in each of their fields and bring extraordinary talent to SFX,” said Robert F.X. Sillerman, Chairman and CEO of SFX Entertainment.  “These deals are consistent with our commitment to bring EMC fans around the world more of what they love, 365-days-a-year, and to be world-class in all our areas of focus.”

Arc90 http://www.arc90.com/ is an award-winning designer and builder of mobile and web applications, services and platforms.  Arc90 has a history of creating transformative products in its Arc90 Lab, such as Readability, which reshaped the online reading experience, and designing and building mission critical products for its clients.  Their creative services and innovative thinking have attracted clients in fields ranging from technology to media to education.

“The DNA of Arc90 is to challenge convention and innovate,” said Arc90 CEO Rich Ziade, who will become chief product officer of a subsidiary of SFX.”We’re incredibly excited to contribute to the direction and stewardship of thedigital experiences that will color so much of electronic music culture in the future. With SFX, we found a shared commitment to innovation and experimentation.”

Fame House http://famehouse.net/ offers digital strategy, social media, and web design and development services and has worked with some of the biggest and most respected artists in the music industry, whose combined online following exceeds 100 million fans, including Eminem, Tiësto, Pretty Lights,

Matisyahu, Richie Hawtin, Loco Dice and DJ Shadow, among others. Michael Fiebach, CEO of Fame House, and his team will continue to operate as an agency-for-hire, servicing its client base, as well as play a broad role across the SFX platform.

Fiebach said he was proud to have Fame House join the growing SFX family. “We see this as an incredible opportunity to expand our capabilities and resources to enable us to offer cutting-edge digital marketing services for our existing clients, for the SFX portfolio, and for a broader client base in the future,” Fiebach said.  “We believe in the SFX mission, and we are honored to be a part of their vision.”

Tunezy http://www.tunezy.com/ is an award-winning commerce platform for entertainers led by CEO Derrick Fung, focused on connecting music artists with their fans. Tunezy has worked with content creators who have a combined online following of more than 10 million fans, including musicians, vloggers and online personalities.”We are very excited to be joining SFX Entertainment to further our passion to help musicians connect with fans around the world,” said Fung. “With the phenomenal growth of electronic music culture over the last few years, there is no doubt that we are joining a company that will create fun and authentic events and initiatives for music lovers.”  Tunezy will also continue to service its existing clients.

SFX expects to close the acquisitions of Arc90 and Tunezy in November 2013.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community. SFX produces and promotes a growing portfolio of live events and includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Disco Donnie Presents and Life in Color. SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.